Exhibit 10.3

FIRST AMENDMENT

TO

RIGHT OF FIRST REFUSAL AGREEMENT

This First Amendment ("Amendment") to the Right of First Refusal Agreement is made and entered into as of the 2nd day of August, 2002 (the "Effective Date") by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), Inter-Him, N.V. ("Inter-Him"), W. Howard Lester ("Lester"), an individual, and the individuals and entities listed on the Schedule of Family Shareholders attached hereto as Exhibit A (collectively, the "Family Shareholders"), in order to amend that certain Right of First Refusal Agreement (the "Right of First Refusal Agreement") dated as of February 28, 2001 by and among the Company, Inter-Him and the Family Shareholders.

WITNESSETH:

WHEREAS, the Company, Inter-Him and the Family Shareholders entered into the Right of First Refusal Agreement in connection with the transactions contemplated in that certain Series 2001-A Preferred Stock Purchase Agreement dated as of February 28, 2001 (the "2001 Preferred Stock Purchase Agreement"), whereby the Company sold 300,000 shares of Series 2001-A Preferred Stock of the Company to Inter-Him;

WHEREAS, the Right of First Refusal Agreement sets forth certain agreements of the Family Shareholders and Inter-Him regarding certain transfers of common stock of the Company by the Family Shareholders;

WHEREAS, subsequent to Inter-Him's purchase of the Series 2001-A Preferred Stock pursuant to the Series 2001-A Preferred Stock Purchase Agreement, Inter-Him transferred 37,500 shares of the Series 2001-A Preferred Stock to Lester;

WHEREAS, the Company, Inter-Him, Lester and certain other parties have entered into that certain Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002 (the "2002 Preferred Stock Purchase Agreement");

WHEREAS, in connection with the 2002 Preferred Stock Purchase Agreement, Inter-Him and Lester have agreed to surrender their shares of the Series 2001-A Preferred Stock of the Company in exchange for an equal number of shares of the Amended Series 2001-A Preferred Stock of the Company, which the Company will issue to them upon cancellation of all of the Series 2001-A Preferred Stock;

WHEREAS, it is desirable and in the mutual best interests of the Company, Inter-Him, Lester and the Family Shareholders to amend the Right of First Refusal Agreement to continue the rights of Inter-Him and Lester thereunder in the new Amended Series 2001-A Preferred Stock; and

WHEREAS, Inter-Him and Lester together hold more than the minimum number of shares of Common Stock and Series 2001-A Preferred Stock of the Company, and the Family Shareholders executing this Amendment hold more than the minimum number of shares of Common Stock of the Company, required in order to amend the Right of First Refusal Agreement pursuant to Section 3.6 thereof.

NOW, THEREFORE, in consideration of the recitals and agreements contained herein and the benefits to be derived from the mutual observance of the provisions of this Amendment and the Right of First Refusal Agreement, the parties agree as follows:

1. Certain Definitions. From and after the Effective Date, "Preferred Stock," as such term is used in the Right of First Refusal Agreement, shall mean the Company's Amended Series 2001-A Preferred Stock, $.01 par value, as well as any other preferred stock or other security of the Company issued in exchange therefor or in replacement thereof, but in no event shall "Preferred Stock" include the Series 2002-A Preferred Stock of the Company.

2. Other Terms of Right of First Refusal Agreement. Except for the amendment set forth herein, all other provisions of the Right of First Refusal Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Counterpart Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Signature page follows this page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date above set forth.

"COMPANY" Harold's Stores, Inc.

By: /s/ Clark J. Hinkley

Clark J. Hinkley, Chief Executive Officer

"INTER-HIM" Inter-Him, N.V.

By: /s/ Ronald de Waal

Ronald de Waal

"LESTER" /s/ W. Howard Lester

W. Howard Lester

"FAMILY SHAREHOLDERS" /s/ Harold G. Powell

Harold G. Powell, individually and as Trustee under the Harold G. Powell Family Revocable Trust, UA dated 9/7/93, and under the Harold G. Powell Revocable Trust dated 9/8/93

/s/ Anna M. Powell

Anna M. Powell, individually and as Trustee under the Harold G. Powell Revocable Trust dated 9/8/93

/s/ Rebecca Powell Casey

Rebecca Powell Casey, individually and as custodian for Meredith M. Casey, Lindsey M. Casey and Bryan A. Casey under the Texas UGMA

Michael T. Casey, individually and as Trustee under the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust

/s/ H. Rainey Powell

H. Rainey Powell, individually and as custodian for Elizabeth M. Powell and Alex M. Powell under the Oklahoma UTMA

Mary U. Powell

/s/ Lisa Powell Hunt

Lisa Powell Hunt, individually and as custodian for Miles M. Hunt, Patrick M. Hunt and Hayden E. Hunt under the Texas UGMA

/s/ Clay M. Hunt

Clay M. Hunt

Arvest Trust Company, N.A., as Trustee*

By: /s/ El Juana Pollock

Name: El Juana Pollock

Title: Vice President and Trust Officer

*Executed as Trustee with respect to:

Elizabeth M. Powell Trust A

Elizabeth M. Powell Trust B

Exhibit A

Schedule of Family Shareholders

Name and Address of each Family Shareholder:

Harold G. Powell

2516 Walnut Road

Norman, OK 73072

Anna M. Powell

2516 Walnut Road

Norman, OK 73072

Rebecca Powell Casey

3835 Shenandoah

Dallas, TX 75205

Michael T. Casey

3835 Shenandoah

Dallas, TX 75205

H. Rainey Powell

1926 Pin Oak Circle

Norman, OK 73072

Mary U. Powell

1926 Pin Oak Circle

Norman, OK 73072

Lisa Powell Hunt

3940 Marquette

Dallas, TX 75225

Clay M. Hunt

3940 Marquette

Dallas, TX 75225

Arvest Trust Company, N.A., as Trustee

200 East Main Street

P.O. Drawer 900

Norman, OK 73069